Exhibit 99.1

Conference Call – Fabry Monotherapy Strategic Update June 17, 2013

Safe Harbor This presentation contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to business, operations and financial conditions of Amicus including but not limited to preclinical and clinical development of Amicus’ candidate drug products, the timing and reporting of results from clinical trials evaluating Amicus’ candidate drug products. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “would,” “should” and “could,” and similar expressions or words, identify forward-looking statements. Although Amicus believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Actual results could differ materially from those projected in Amicus’ forward-looking statements due to numerous known and unknown risks and uncertainties, including the “Risk Factors” described in our Annual Report on Form 10-K for the year ended December 31, 2012. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this presentation to reflect events or circumstances after the date hereof. 2

 "We remain very committed to advancing migalastat HCl monotherapy, which we are developing with GlaxoSmithKline, toward a potential U.S. approval for patients with Fabry disease who have amenable mutations.” -John F. Crowley, Chairman and CEO 3 Migalastat HCl Monotherapy for Fabry Disease

FDA Feedback: Type C Meeting* Study 011 missed 6-month primary endpoint therefore Stage 1 (6-month) data not sufficient for conditional approval Acknowledged trends towards improvement in kidney interstitial capillary GL-3 in Stage 1, although not statistically significant Recognized merit of proposed additions to Study 011 Stage 2 (12-month) statistical analysis plan, however, will not consider them pre-specified Agreed to follow-up meeting to review full data from Phase 2 and Phase 3 studies 4 *Preliminary feedback, final meeting minutes pending

Migalastat HCl Monotherapy: Development Strategy We remain fully committed to Fabry collaboration Study 011 Stage 2 (12-month) top-line data expected 4Q13 Study 012 top-line data anticipated 2H14 FDA meeting anticipated 2H14 to discuss U.S. approval pathway 5 Assembling Robust Dataset to Maximize Chances for Potential U.S. Approval of Migalastat HCl Monotherapy for Fabry Patients with Amenable Mutations

Migalastat HCl Monotherapy: Proposed NDA Submission 6 Data from >100 Patients to Support Potential U.S. Approval Study 011 (primary endpoint – kidney interstitial capillary GL-3) Stage 1 and Stage 2 kidney biopsies and clinical assessments (6- and 12-month data) Clinical assessments from 12-month treatment extension (no biopsies) Study 012 (primary endpoint – measured GFR, no biopsies) Analysis from 18-month primary treatment period Clinical assessments from 12-month treatment extension Ongoing extension studies Long-term data for patients rolling over from Phase 2 and Phase 3 treatment extensions

Anticipated Milestones 7 Building Shareholder Value 1H14 2H13 2H14 Top-Line 12-Month Data from Phase 3 Fabry Monotherapy Study 011 Initiation of Phase 2 Repeat-Dose Pompe Co-Administration Study Disclosure of CHART™ Program for Additional LSD target Initiation of Phase 1/2 Fabry Co-Formulation Study Initial Data from Phase 2 Repeat-Dose Pompe Co-Administration Study Top-Line Data from Phase 3 Monotherapy Study 012 FDA Meeting to Discuss Fabry Monotherapy Approval Pathway Phase 1 Data from Phase 1/2 Fabry Co-Formulation Study

Conference Call – Fabry Monotherapy Strategic Update June 17, 2013